UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
August 27, 2020
Date of Report (Date of earliest event reported)

CRITEO S.A.
(Exact name of registrant as specified in its charter)

France	001-36153	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Rue Blanche	Paris	France	75009
(Address of principal executive offices)			(Zip Code)
+33 14 040 2290
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value €0.025 per share	CRTO	Nasdaq Global Select Market
Ordinary Shares, nominal value €0.025 per share*		Nasdaq Global Select Market

*Not for trading, but only in connection with the registration of the American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2020, Criteo S.A. (the “Company”) announced that Sarah Glickman, age 51, was appointed by the Company’s Board of Directors (the “Board”) to serve as the Company’s Chief Financial Officer in place of Mr. Dave Anderson, the Company’s current interim Chief Financial Officer, effective September 8, 2020 (the “Effective Date”). Ms. Glickman most recently served as Acting Chief Financial Officer for 20 months at XPO Logistics, a Fortune 200 company and leading global provider of transportation and logistics solutions, where she previously served as Senior Vice President, Corporate Finance and Transformation. There, she oversaw the execution of a comprehensive restructuring program, expanded global shared services and optimized finance processes and systems, including free cash flow generation. Before that, she held operational Chief Financial Officer roles at Novartis and Honeywell International and served in various executive roles in shared services and operations, internal audit, transformation and controllership at both Honeywell International, where she spent 11 years, and Bristol-Myers Squibb. She started her career at PricewaterhouseCoopers. Ms. Glickman is a U.S. CPA and a U.K. Fellow Chartered Accountant with a degree in economics from the University of York, England.

On August 27, 2020, the Board approved an offer letter to be entered into between the Company’s wholly-owned subsidiary, Criteo Corp., and Ms. Glickman, the material terms of which are described below.

Pursuant to the offer letter between Ms. Glickman and Criteo Corp., dated as of August 27, 2020 (the “Offer Letter”), Ms. Glickman will serve as Chief Financial Officer of the Company. Ms. Glickman will also be the Company’s principal financial officer and principal accounting officer. The Offer Letter provides that Ms. Glickman will receive an annual base salary of $450,000 and will be eligible to receive a target annual bonus opportunity equal to 75% of her base salary, and a maximum annual bonus opportunity equal to 200% of her base salary. The annual bonus opportunity will be based on the Company’s financial performance and the assessment by the Board of individual or group performance.

The Offer Letter also provides that Ms. Glickman will receive a sign-on bonus equal to $100,000 on the first regularly scheduled payroll date following the Effective Date. Ms. Glickman will be required to repay to the Company the sign-on bonus in the event that her employment is terminated (i) by Ms. Glickman other than for Good Reason (as such term is defined in the Offer Letter) or (ii) by the Company for Cause (as such term is defined in the Offer Letter), in either case during the first twelve months of Ms. Glickman’s employment.

In the event of Ms. Glickman’s potential international relocation to Paris, France, the Company will reimburse Ms. Glickman for certain expenses up to $50,000, in accordance with the Company’s relocation policy approved by the Board, including airfare for Ms. Glickman and her spouse and children, furniture and household moving expenses, incidentals and the cost of temporary housing for up to two months. The Company will also provide Ms. Glickman with (i) reasonable tax assistance services, (ii) reasonable immigration assistance services for Ms. Glickman and her spouse and children, (iii) the cost of airfare for Ms. Glickman and her spouse and children for up to one visit to Ms. Glickman’s home country per calendar year and (iv) a monthly housing allowance equal to $5,000 per month (or the equivalent amount in Euros) after taxes.

Following the Effective Date, and subject to the review and discretion of the Board and the Compensation Committee of the Board, Ms. Glickman will receive a grant of (i) time-based restricted stock units (“RSUs”) with a grant date fair market value equal to $1,375,000, as determined in the Board’s discretion and (ii) performance-based restricted stock units (“PSUs”) with a grant date fair market value equal to $1,375,000, as determined in the Board’s discretion.

If Ms. Glickman’s office as Chief Financial Officer of the Company is terminated by the Company other than for Cause (as defined in the Offer Letter), or by Ms. Glickman for Good Reason (as described below) (each, an “Involuntary Termination”), subject to Ms. Glickman’s execution of a general release of claims in favor of the Company, Ms. Glickman will be entitled to receive (a) a lump sum cash amount equal to the sum of (i) the product of (x) twelve, if the termination date is during the initial 12 months of employment (or if the current COVID-19 pandemic delays Ms. Glickman’s planned relocation to Paris, France but such relocation occurs during the initial 12 months of employment, then during the period from Ms. Glickman’s date of employment and ending 12 months after the date of such relocation), or six if the termination date is after such initial period, and (y) Ms. Glickman’s monthly base salary rate as then in effect, (ii) an amount equal to the product of (x) twelve, if the termination date is during the initial 12 months of employment (or if the current COVID-19 pandemic delays Ms. Glickman’s planned relocation to Paris, France but such relocation occurs during the initial 12 months of employment, then during the period from Ms. Glickman’s date of employment and ending 12 months after the date of such relocation), or six if the termination date is after such initial period and (y) Ms. Glickman’s annual bonus target for the calendar year during which the termination occurs, calculated based on the bonus that would be paid to Ms. Glickman if her employment had not terminated and if all performance-based milestones were achieved at the 100% level by both the Company and Ms. Glickman, such bonus to be, solely for the purpose of defining Severance Benefits (as such term is defined in the Offer Letter), and (iii) all bonus amounts earned for completed performance periods prior to the termination date but which otherwise remain unpaid as of the termination date, and (b) the cost of COBRA premiums under the Company’s group health insurance plans in the United States and, if applicable, the cost of premiums for medical, dental, life insurance and disability insurance in France, in each case, through the earlier of (i) twelve months, if the termination date is during the initial 12 months of employment, or six months if the termination date is after the initial 12 months of employment and (ii) the first date on which Ms. Glickman and her covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).

If Ms. Glickman’s office as Chief Financial Officer of the Company is terminated due to an Involuntary Termination within one year following a Change in Control (as defined in the Offer Letter), subject to Ms. Glickman’s execution of a general release of claims in favor of the Company, Ms. Glickman will be entitled to receive immediate vesting of all outstanding unvested RSUs and PSUs based on achievement of the target level of performance, provided that no RSU or PSU granted within the one-year period prior to the date of Ms. Glickman’s termination will vest. Any RSUs or PSUs that become vested pursuant to the terms of the Offer Letter will be subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Ms. Glickman no earlier than the expiration of the required holding period.

Under the Offer Letter, the term “Good Reason” generally includes (i) the Company’s failure to pay Ms. Glickman any portion of her salary or other earned compensation within 10 business days of the date such compensation is due, (ii) any requirement that she relocate or work at a location more than 35 miles from the Company’s offices to which she report to work (excluding reasonable travel requirements attendant to the performance or discharge of her duties), (iii) any material diminution of Ms. Glickman’s title, duties, responsibilities or authorities as in effect immediately prior to the change, (iv) any failure by the Company to comply with any provision of the Offer Letter, (v) the failure of any successor-in-interest to assume all of the obligations of the Company under the Offer Letter or (vi) a material reduction in salary or other material breach of the Offer Letter by the Company.

Pursuant to the Offer Letter, Ms. Glickman is subject to customary restrictive covenants provided by the Company’s protective covenants agreement, including a requirement not to compete with the Company anywhere in the United States for a period of 12 months after termination of employment.

There is no arrangement or understanding, other than the Offer Letter, between Ms. Glickman and any other person pursuant to which Ms. Glickman has been selected. Ms. Glickman has not engaged in any transaction exceeding $120,000 with the Company and does not have a family relationship with any director or executive officer of the Company.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release announcing Ms. Glickman’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Offer Letter between Criteo Corp. and Sarah Glickman dated August 27, 2020
99.1	Press Release dated September 3, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Criteo S.A.

Date: September 3, 2020	By:	/s/ Ryan Damon
	Name:	Ryan Damon
	Title:	Executive Vice President, General Counsel & Secretary